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Exhibit 99

Financial highlights
(See note 20 to the Financial Statements on page 50)

	2002 $000	2001 $000	Change %
Revenue	1,637,225	1,269,813	28.9

Earnings before net finance costs:
Passenger and freight transport operations	120,316	68,058	76.8
Container operations	23,499	30,568	(23.1)
Leisure operations	41,275	52,738	(21.7)
Plantation, property, publishing and other operations	4,452	681	553.7

	189,542	152,045	24.7
Corporate costs	(15,038)	(13,508)	11.3

	174,504	138,537	26.0
Add depreciation and amortization	113,710	109,742

EBITDA*	288,214	248,279
Pro forma adjustment to exclude OEH EBITDA	(55,630)	(69,094)

EBITDA as adjusted to exclude OEH	232,584	179,185	28.9

Net earnings on common shares	41,928	4,546	822.3
Total assets at book value	2,796,834	2,652,446	5.4
Long-term obligations	1,784,274	1,673,803	6.6

	$	$	%

Net earnings per class A and class B common share:
—basic	2.08	0.24	766.7
—diluted	2.07	0.24	762.5
Cash dividends per class A common share	0.225	0.30	(25.0)
Cash dividends per class B common share	0.204	0.272	(25.0)

*
EBITDA means Earnings Before Interest, Tax, Depreciation and Amortization. EBITDA is a common financial measure that management uses to judge operating performance and the ability to service or incur indebtedness on a consistent basis without regard to depreciation and amortization which can vary depending on accounting methods or non-operating factors, such as historic cost.

President's letter to shareholders

May 1, 2003

Dear Shareholder

        Your company returned to solid profitability in 2002 after a poor 2001. Net earnings in 2002 were $41.9 million ($2.08 per common share), compared with net earnings of $4.5 million ($0.24 per common share) in 2001. Profits in 2001 were largely achieved through gains on asset sales, while in 2002 such gains were minimal. Revenue increased in 2002 to $1.64 billion from $1.27 billion in 2001. EBITDA, excluding Orient-Express Hotels, in 2002 was $232 million compared with $179 million in 2001.

        Despite our improved results, our share price is currently around $9, having been as high as $25 in the first quarter of 2001. This is clearly unacceptable, but it partially reflects the persistent weakness in the U.S. stock market since the high point of the 2001-2002 period. It also reflects the decision not to spin off shares in Orient-Express Hotels Ltd. to Sea Containers shareholders as previously planned. Nonetheless, the current market price at 3.4x 2002 net earnings seems exceptionally low and your management will be making a major effort in the months ahead to stimulate investor interest in the company's shares.

        At the time of writing this letter I can advise we are closer to satisfactory resolution of our claims against Network Rail, having won the appeal in a crucial arbitration decision.

        The company has about $260 million of public debt falling due between mid-2003 and end 2004. We would have replaced the debt with new such debt but, because of the poor 2001 results which resulted in a down-rating of our securities, the public debt markets are not open to us at acceptable interest rates. We have decided, therefore, to sell assets to generate about $160 million of cash net of underlying debt and to use these funds to retire a portion of the 2003 and 2004 maturing public debt. We have also initiated exchange offers for this debt as an alternative to redemption in cash. We have arranged a $158 million standby credit with a bank syndicate to be used if required to pay off the 2003 maturing debt. The assets being sold are The Isle of Man Steam Packet Company, our remaining port interests in the U.K. and our Charleston, SC container manufacturing facility. Funds not needed for debt repayment or investment may be used to retire some of the company's longer-dated public debt. This debt can currently be purchased at a large discount to par. It is not expected that the sale of assets and retirement of debt will be significantly dilutive of earnings.

        We currently own about 47% of the equity of Orient-Express Hotels and believe its share price is seriously undervalued by the market, so we intend to hold on to our shares until the market price recovers to prior levels.

Marine Container Leasing

        After a long period of stagnant demand for leased containers the market improved markedly from April, 2002, and continues strong. In 2002, GE SeaCo, the company's 50/50 joint venture with General Electric Capital Corporation, purchased $160 million of new containers, all of which were placed on long lease at attractive rates. GE SeaCo's owned container fleet with a book value of $494 million at end 2002, currently enjoys a 97% utilization. Sea Containers also purchased $15 million of new containers in 2002 for leases and deferred payment sales outside the scope of the GE SeaCo joint venture. A similar level of purchasing by both companies is expected in 2003. GE SeaCo operates the container fleets of both companies which pre-date the joint venture, i.e. which were purchased prior to 1998, in a "pool" arrangement. Both utilization and lease rates of the pool containers rose from April 2002, although considerable expense was incurred in positioning and repairing for lease, which dampened profitability. GE SeaCo had net earnings of $30 million in 2002 compared with $22 million in 2001. Sea Containers also owns four container factories, which were profitable in 2002, as well as investments in five container depots, two refrigerated container service facilities, and a spare parts business which were also profitable. The unprofitable Houston depot was closed in 2002 and will be sold in due course.

        One of the company's two containerships was sold in 2002 and the other is currently on charter.

        The company's strategy for the container leasing business is to continue to have GE SeaCo invest in new equipment, to increase both utilization and lease rates for "pool" containers, to expand significantly GE SeaCo's specialized container fleet of tanks, swap bodies, refrigerated and proprietary "SeaCell" containers, to build its domestic leasing programs in countries like Russia, Brazil and China and to reduce its costs of positioning, storage and repairs.

Ferry and Freight Transportation

        The most important development in 2002 was the acquisition of 100% of Silja Ltd., the leading Baltic passenger and freight ferry operator. Silja's EBIT in 2002 was $45 million compared with $27.4 million in 2001 when we owned only 50% of the company. Our investment in Silja at end 2002 was $237 million.

        A number of initiatives were taken in 2002 to improve Silja's earnings, including the launch of a pure cruise ship operation with the m.v. Silja Opera (pictured on the cover); the introduction of a larger freight ship, m.v. Sky Wind, on the Turku-Stockholm route; commencement of a primarily freight service on the Helsinki-Tallinn route with m.v. Star Wind; and the development of a winter-only cruise ferry service using m.v. Europa on the Turku-Kapellskär route. These new operations are being tuned to achieve optimum profitability and we expect considerable profit improvement from them in 2003 and later years. The company will double its fast ferry service on the Helsinki-Tallinn route in 2003 and include St Petersburg in its cruising program.

        Our English Channel fast ferry operations were not profitable in 2002 due to losses on the Dover-Ostend route, which has now been closed. H.M. Customs & Excise, under the pretext of reducing smuggling, deliberately tried to discourage passengers from travelling on our English Channel ships. We sued them over their illegal practices and won both in the lower court and upon appeal. Customs have now radically altered their practices and traffic volumes are expected to rise. We have been given leave by the court to collect damages from Customs. Our claim will be substantial.

        Our Isle of Man and Liverpool-Dublin services conducted by the Isle of Man Steam Packet Company were solidly profitable in 2002, however, as noted above, we are selling this business. Our Belfast-Heysham and Belfast-Troon services were unprofitable in 2002, in the case of Heysham due to a fire on the vessel (there were no injuries to passengers or crew) and in the case of Belfast-Troon we suffered from discount airline competition. The airlines gave free flights between Belfast and Glasgow and Edinburgh. The air carriers have now merged, fares have been set at sensible levels and traffic volumes on our ferry have increased. We will not operate the Heysham route in 2003.

        Our joint venture Ancona, Italy-Split, Croatia service operated profitably with a larger ship in 2002 and the outlook in 2003 is for an improved result.

        Our SeaStreak fast ferry services in New York harbor benefited from the two large new ferries introduced in 2001 and 2002. A new service from Wall Street to South Amboy, New Jersey was successfully introduced in 2002. Two additional new large fast ferries are currently under construction for the SeaStreak operation. The first will be introduced in September, 2003, and the second at the end of the year.

Rail Services

        The Great North Eastern Railway (GNER) had a better year in 2002, earning $68.9 million at the EBIT level on revenue of $696 million; however, traffic volumes were still depressed by the consequences of the Hatfield rail disaster in late 2000. The infrastructure provider, Railtrack, was put into Britain's form of Chapter XI bankruptcy (Administration) and has now emerged as Network Rail. The Strategic Rail Authority, the U.K. government's administrator of the railways, was completely reorganized as well. These reorganizations will hopefully lead to a more stable rail industry. It has so far proven impossible for GNER to settle its claims against Network Rail, although GNER has withheld the amounts from its track access charges. GNER has obtained arbitration decisions in its favor and has also won on appeal, so it is hoped that settlement will be shortly achieved.

        GNER's current franchise expires in April 2005, and it will seek a new franchise for as long a period as the Strategic Rail Authority will allow—expected to be seven years. GNER is currently refurbishing most of its train sets and is lengthening its nine diesel locomotive-hauled sets by one car. New train sets have very long delivery lead times and GNER believes they will be needed to accommodate future travel demand, however, they cannot be ordered until a new franchise is granted. Station improvements will also be needed and the longer the franchise the easier it will be to amortize such investment.

        GNER will be seeking not only a franchise renewal but expansion of its rail business. A joint bid to acquire another train operating company in the U.K. failed in 2002, but other opportunities are expected to arise.

Property, Plantations and Publishing

        Although these businesses are small in comparison with container leasing, ferries and rail, they make as a group an excellent return on investment. Most of our port interests in the U.K. are in the process of being sold, which will leave us with the Corinth Canal in Greece, which was not only profitable in 2002 but which also has considerable property development potential. Our table-grape plantation in Brazil yielded an encouraging first profit on our investment in 2002, while our banana plantation in the Ivory Coast only achieved breakeven. The Brazilian plantation's output of seedless grapes is rapidly expanding and it is in high demand at premium prices. Civil strife in the Ivory Coast caused some loss of crops in 2002.

        Our publishing business provides print, library, video, conference and some public relations services to us and our Orient-Express Hotels affiliate as well as to numerous outside clients. Major cost reductions were achieved in 2002, which reduced our group overhead expense. The company's business travel subsidiary, Fairways & Swinford, had a profitable year in a difficult market.

Orient-Express Hotels Ltd.

        During 2002, this company, previously a subsidiary, became independent of Sea Containers when heavy vote Class B shares held by Sea Containers were transferred to a subsidiary of Orient-Express Hotels in accordance with a contract entered into at the time of Orient-Express Hotels' initial public offering in August, 2000. Sea Containers also sold 4.9 million Class A shares of Orient-Express Hotels into the market at an average price of $14 per share during 2002, thus reducing its shareholding to 47% of the equity. This permitted the deconsolidation of Orient-Express Hotels from Sea Containers, improving covenant tests in Sea Containers' banking agreements.

        Sea Containers now owns 14.4 million Class A and B shares in Orient-Express Hotels and intends to exit this investment when market prices improve. Orient-Express Hotels is a sound company with excellent earnings growth potential. All hospitality stocks have taken a beating because of

September 11th, Iraq, SARS and reduced business travel, but we believe these events are transitory and investors will move share prices up before long.

        In 2002, Orient-Express Hotels had net earnings of $25.3 million ($0.82 per common share) compared with net earnings of $29.9 million ($0.97 per common share) in 2001. It made three excellent acquisitions in 2002 and has agreed together with a Spanish investor to acquire the famous Ritz Hotel in Madrid, a transaction that should be completed by the time you receive this report.

Outlook

        Assuming the asset sales described above (excluding further sales of Orient-Express Hotels common shares) are concluded as planned, Sea Containers should have a very profitable 2003. Asset sale prices should greatly exceed book values. Of course, earnings from these assets will be lost for the second half of the year, but since net sales proceeds will be applied to debt reduction, the interest savings should largely offset those lost profits.

        Profits from container leasing should be higher quarter by quarter in 2003. New containers delivered throughout 2002 will generate earnings for the entire year 2003, utilization and rates of "pool" containers should rise, and storage and repair costs should decline.

        Although Silja will report a poor first quarter due to consolidation of 100% of winter losses compared with 50% in 2002, plus exceptionally high fuel costs prior to the Iraq war, it should perform well for the year as a whole. Fast ferry operations in Northern Ireland and the English Channel should show improved results since two loss-making routes in 2002 have been eliminated. Adriatic and New York City ferry services should show improved results over 2002.

        Rail operations are expected to be satisfactory in 2003, helped by significant staff cost reductions early in 2003 and hopefully improved performance by the infrastructure provider, Network Rail.

        Property, plantations and publishing, excluding port assets to be sold, are expected to generate increased profits over 2002.

        Orient-Express Hotels has not yet given "earnings guidance" for 2003, but the travel market is expected to bounce back after the Iraqi war is over and the SARS epidemic has passed.

Management and Staff

        Sea Containers had a dedicated staff of 9,700 at the end of 2002, all of whom contributed in their own way to the improved profits. Recognition should also be given to the additional staff of 5,300 in GE SeaCo and Orient-Express Hotels.

        In the senior management, Robert S. Ward retired at the end of 2002 as Senior Vice President, Container Leasing, after 34 years service and his responsibilities were assumed by Angus R. Frew, 44, a chartered accountant who came to us from the Seagrams Wine and Spirits Group.

        There has been a great deal of press speculation about my continued role as President and Chief Executive when I turn 70 later this year. My and the board's wish is to divide the roles of Chairman and Chief Executive, with my assuming the Chairmanship on or before the 2004 annual meeting of shareholders. Daniel J. O'Sullivan, the Chief Financial Officer, has agreed to defer his retirement so the appointment of the new Chief Executive and new Chief Financial Officer can go hand in hand.

Sincerely,

James B. Sherwood
Founder, President and Chief Executive Officer

Analysis of division:

Passenger and Freight Transport

Ferry Services—British Isles

        Cross Channel operations under our Hoverspeed brand carried 1.83 million passengers in 2002 (2001—2.25 million) and 467,000 vehicles (2001—545,000). Smaller, less costly, SeaCats operated our Dover/Calais services in 2002, whereas in 2001 SuperSeaCats were employed.

        Service to Ostend ceased in September 2002. On Dover/Calais, average yields for foot passengers were 33% higher than 2001 and for vehicles 8%. On Newhaven/Dieppe, yields for vehicles increased by 4%. Total revenue from Hoverspeed was $104.8 million (2001—$97.4 million.)

        The Dover/Calais service will be operated once again in 2003 by two 74-meter SeaCats, Hoverspeed Great Britain, SeaCat Danmark, and the 81-meter SeaCat Diamant. These craft will offer hourly departures in peak periods. SuperSeaCat One will once again perform the Newhaven/Dieppe service.

        On the Irish Sea, 414,000 passengers and 99,000 vehicles were carried (2001—484,000 passengers and 107,000 vehicles) between Belfast and Troon, and Belfast and Heysham. Services to Heysham were affected by serious technical problems with SeaCat Rapide and ceased in mid-August. The routes also faced intense competition from two cheap airlines on the Northern Ireland to Scotland routes, which has now lessened following their merger. Revenue from these routes, including retail sales, totalled $28.8 million (2001—$21.2 million).

        The 81-meter SeaCat Rapide will operate the Belfast/Troon service this year. The Belfast to Heysham route has been discontinued.

        SuperSeaCat Three operated the seasonal service between Liverpool, England, and Dublin, Ireland, and carried 156,000 passengers and 36,000 cars (2001—162,000 passengers and 35,000 vehicles). Revenue from this route totalled $8.6 million (2001—$9 million).

        Routes to and from the Isle of Man showed strong growth, with 634,000 passengers and 173,000 cars, coaches and motorbikes being carried in 2002 (2001—556,000 passengers, 134,000 cars, coaches and motorbikes). Freight meterage increased once again from 420,000 in 2001 to 458,000 in 2002. In 2001, carryings to and from the Isle of Man were adversely affected by the cancellation of many events, including the TT motorbike races, due to the outbreak of foot-and-mouth disease in England and Scotland. Total revenue on the Isle of Man routes was $64.8 million (2001—$55.3 million).

Ferry Services—USA

        Traffic growth continued at the SeaStreak commuter ferry services between Monmouth and Middlesex Counties, New Jersey and Manhattan. 782,000 passengers were carried (2001—545,000). Revenue totalled $10.8 million (2001—$8.9 million). Two further high-speed passenger carrying craft will be employed in the fleet in late 2003.

Silja Line

        The total market for passenger ferry services between Finland and Sweden, and Finland and Estonia amounted to 16.3 million passengers (2001—16.1 million), an increase of 1%.

        Silja Line operates the routes Helsinki-Stockholm and Turku-Stockholm/Kapellskär via Åland, and Helsinki-Tallinn and, in summer, Helsinki-Rostock via Tallinn. Silja Opera makes cruises on the Baltic Sea, the main destinations being Visby, Riga and Tallinn.

        Silja Line carried a total of 5 million passengers (2001—4.8 million) during the year. The increase is mainly attributable to the introduction of Silja Opera, which started her service in June. Silja Line had a total market share of 31% (2001—30%).

        The market for freight vehicles between Finland and Sweden grew by 2%, whereas the market between Finland and Tallinn grew by 10%.

        The quantities carried by Silja Line, including its SeaWind Line subsidiary, remained at the 2001 level on the routes between Finland and Sweden, but increased by 27% on the Tallinn route. Silja Line carried a total of 111,309 units (2001—108,262 million). The company had a 37% market share (2001—38%) in the cargo service between Finland and Sweden, and an 11% share (2001—10%) between Finland and Estonia. Of Silja Line's total cargo volume, some 50% was carried on the car decks of the passenger ferries. SeaWind Line, employing three combined car/train ferries, carried the remainder. The Turku-Stockholm line was served all year by the Sea Wind and until October by the Star Wind, which was then replaced by the Sky Wind when the Star Wind was transferred to a new service on the Helsinki-Tallinn route.

        At year-end 2002, the group had a total of 11 ships. Silja Line had five passenger-car ferries, Silja Serenade, Silja Symphony, Silja Europa, Silja Festival and Finnjet. SeaWind Line operated three roro ships with railway capacity: Sea Wind, Star Wind and Sky Wind. In addition to these, SuperSeaCat Four was employed in Silja Line's service and SuperSeaCat Three will join her on the Helsinki/Tallinn route in spring 2003. It is anticipated the day-trip market on this route will grow when Estonia joins the EU in April 2004.

        SuperStar Taurus (ex Leeward) was returned from charter in January 2002. The vessel was refurbished for Silja Line's traffic and she is now employed in cruise service in the Baltic under the name Silja Opera.

        At the turn of the year, the group also owned one cruise ship, the Walrus, which is chartered out until December 2004 for cruises in Hong Kong waters.

        Six ships fly the Swedish flag and three the Finnish flag. SuperSeaCats Three and Four fly the Italian flag. The chartered-out cruise ship, Walrus, is registered in Panama.

Great North Eastern Railway

        For GNER, 2002 was a year of consolidation following the problems of the Hatfield derailment and the resulting speed restrictions on the railway. However, the overall reliability of our route between London and Edinburgh took longer to recover than we had expected. In May 2002, as part of the extended franchise arrangements, GNER leased an extra train set and started operating 124 services a day (one less than pre-Hatfield). This increase in service enabled a near half-hourly operation to be introduced between London and Leeds, which is GNER's most important single revenue flow.

        GNER carried 14.6 million passengers in the year and passenger revenues were $543 million, both of which were the highest since the start of the franchise. However, overall passenger volumes are not growing within the U.K. because of the consequences of the Hatfield accident, which means that punctuality continues to be poor. GNER's financial performance has been as good as any of the long-distance operators in spite of being most affected by competition from low-cost airlines, particularly out of Edinburgh.

        Following the award of the franchise extension until April 2005, design work has been taking place for the rebuilding of the cars of the electric trains and for investment in station improvements. At the same time, a number of car parks are being enlarged. GNER's locomotive performance improved considerably during the year, with the average distance run by our electric locomotives between unplanned shutdowns improving by 60% as their rebuild program comes to a close. The program to rebuild GNER's diesel fleet started, which, although only a third complete, has seen an improvement of 35% in unplanned shutdowns. GNER has the best figures for reliability of its rolling stock for U.K. long-distance operators.

        During the year, GNER continued to work to improve its customer service and to train its staff. It became the first train operator in the U.K. to receive the Investors in People Award as well as establishing partnership agreements with trade unions, again a first, along with receiving the highest rating of safety awareness of any train company in Britain.

David G. Benson
Senior Vice President

Analysis of division:

Containers

Container Leasing

        The start of the year saw the end of one of the deepest down-cycles experienced. The container industry was faced with huge stocks of dry freight containers lying idle in depots around the world, tumbling lease rates, and the container factories in China at a standstill.

        Confidence in the U.S.A. having been dented in the aftermath of September 11th, retailers ran their inventories down to very low levels. However, with American consumer spending quickly recovering through the fall of 2001, retailers started placing orders in the spring of 2002 to replenish and increase inventory levels, while looking ahead to potential supply chain disruption resulting from the anticipated West Coast longshoremen's strike in June.

        As a result, the end of Chinese New Year 2002 heralded strong demand for dry freight containers in China and the Far East. Shipping lines and leasing companies alike were taken by surprise at the speed of recovery, and were left scrambling for shipping slots to move idle containers to the Far East, and competing for depot repair time to prepare containers for use.

        From March 2002 onwards, we have consistently seen lease-outs of containers exceed returns, with utilization of the GE SeaCo operating fleet of dry freight containers climbing in excess of 10 percentage points over the last year. Although for the year 2002 operating income was down, this conceals strong quarter by quarter improvements in the second half of the year.

        Prices of new containers from the Chinese factories rose 12% at the end of the first quarter of 2002, from their all-time low, and these prices have subsequently remained steady over the last year. Higher container prices, allied with strong demand from the shipping lines, have allowed us to increase per diem rates being charged for containers going out on hire.

        With new container prices again on the increase in 2003 owing to rising steel prices, and demand once again very strong after Chinese New Year, we are optimistic that we will see further increases in both per diem rates and utilization of our fleet.

        Our refrigerated container business remained very healthy in 2002, and the outlook seems encouraging for 2003, with industry analysts predicting a 6% growth in refrigerated cargoes.

        We were honored to receive from Carrier Corporation, our sole supplier of refrigeration units, a special centennial refrigeration unit to mark the 100th anniversary of Walter Carrier's invention of modern refrigeration and air-conditioning technology. This was presented to Sea Containers and GE SeaCo in recognition of our being their longest-standing customer of container refrigeration equipment.

        A targeted marketing campaign for our patented SeaCell container—a type that is used as a conventional dry cargo container but with increased cubic and pallet capacity—has been successful in driving further penetration into many niche trade routes. We continue to negotiate with a number of the largest global carriers who are considering introducing SeaCells in their major trade lanes, representing orders of many thousands of units.

        GE SeaCo invested a record $160 million in new equipment in 2002. With strong demand for all equipment continuing, we expect purchases in 2003 to be at a similar level. To help fund this expansion, we successfully concluded a $300 million securitization of existing GE SeaCo equipment in November 2002.

        GE SeaCo significantly increased its program for sale of older containers in surplus locations, with 73,000 leaving the fleet in 2002, and over 40,000 expected to be sold in 2003.

Factories and Depot Operations

        Charleston Marine Containers Inc. is the Sea Containers factory located in the old U.S. Navy Yard in Charleston, South Carolina. The new management team put in place in 2001 is to be congratulated for having greatly improved results in 2002, but also for having put the processes and procedures in place to ensure continued improvements in quality and productivity in the future.

        Charleston Marine manufactures a range of containers and accessories for military and peace-keeping uses and has a number of large and profitable ongoing contracts with the U.S. armed forces. The factory is also receiving many quick-response orders from the military, driven by the massive deployment of U.S. ground forces in the Middle East.

        Yorkshire Marine Containers Ltd is the Sea Containers manufacturing facility in the U.K. Production was streamlined in 2001 from three sites to two, and the redundant site was sold. The factory was very busy throughout 2002 producing swapbodies for GE SeaCo and specialized waste containers for other customers. Earnings in 2002 were substantially ahead of 2001.

        Yorkshire Marine's outlook for 2003 is very encouraging as it already has a substantial order book requiring the investment in a fifth production line. These orders include swapbodies and other specialized containers for GE SeaCo, design and development of waste containers for third parties, and an order for containers for the British Army related to the build up of forces in the Middle East.

        Paulista Containers Maritimos Ltda., our container depot and manufacturing operation in Santos, Brazil, commissioned a new tank-cleaning facility in spring 2002, which is operating very well and is already profitable. It started manufacturing specialized containers again in the third quarter of 2002, with orders for GE SeaCo and also for the offshore oil exploration and telecoms industries. Paulista Containers is the only marine container manufacturer in South America, and with export demand being driven by the depreciation of the Brazilian real and the Argentine peso, we are receiving enquiries for production of standard marine containers.

        Our depot operations in Santos, Brazil, Charleston, U.S.A. and Singapore all continued to perform well in 2002 but can expect reduced profits in 2003 as a result of lower storage and repair revenues owing to the higher utilization of the global container fleet. Our unprofitable Houston depot was closed in 2002 and is being offered for sale.

Other Activities

        During the year, the container ship Boxer Captain Cook was sold and the last remaining container ship, the Puerto Cortes, is currently on charter.

Outlook for 2003

        With world container trade forecast to grow by over 8% in 2003, and container ships continuing to sail full out of the Far East, the outlook for the container leasing industry in 2003 seems promising.

        We expect continued high utilization of our existing container fleet, strong demand for new equipment, and improving per diem rates for equipment going out on hire. Higher revenues from our container fleet, allied with good profits from our manufacturing operations, are expected to deliver increased year-on-year divisional revenue and operating income for the first time since 1998.

Angus R. Frew
Vice President

Analysis of division:

Property, Publishing and Plantations

        This wide-ranging division comprises property investment, development and management, U.K. ports, the Corinth Canal, publishing, investor and corporate public relations, and a corporate travel agency, as well as providing a corporate human resources service to the group as a whole. The division also manages our banana plantation in the Ivory Coast and our grape plantation in Brazil.

        2002 was a watershed year for U.K. commercial and residential property. An appreciable slowdown followed the atrocities of September 11th, but then a gradual bounce back occurred. However, by mid-2002 the property market could not withstand the twin pressures of slower world economic growth and significantly declining worldwide stock markets. Commercial rents have declined by up to 15% in certain major business centers, while more expensive housing has come under severe pressure, especially in London. These recent difficulties would, however, have been significantly worse if interest rates were not at their historic lows.

        Our Tortington Manor development, near Arundel in West Sussex, has been affected by these pressures, and sales were slower than forecast with 10 units remaining. However, all of the lower-priced houses built at Newhaven were sold before completion of building and all contracts were completed during 2002. We are currently looking at developing up to a further 100 housing units around our marina at Newhaven.

        Our remaining interests in the port of Newhaven are now limited to a 300-berth marina, small amounts of land with housing potential and a mixed industrial/warehousing zone of approximately 35 acres. A solid income is received from our remaining investments. Our port at Folkestone continues to handle small amounts of freight, although our principal long-term intention is to develop the land area available for housing and leisure activities. In the U.S.A., we continue the sale of our surplus land at Houston, Texas, where we now have 46 acres available for sale, all with appropriate infrastructure installed.

        Work continues on our development site on the Isle of Man, where we have planning consent for 190,000sq. ft. net of offices. We are looking to secure a significant pre-let before commencing construction. As with all property markets in Europe, the Isle of Man is currently experiencing a slowdown of office space absorption.

        The management of Sea Containers House in London continues on behalf of the owners and the management contract extends until 2011. Sea Containers subsidiaries occupy approximately 20% of the building.

        The Corinth Canal in Greece is producing satisfactory returns to the group. The number of transits has increased over 2001 and reflects the active management and marketing of the canal's facilities. The canal now operates 24 hours a day and hence attracts a larger customer base. We are planning to develop the associated land for leisure activities and are working with the relevant authorities to get the land rezoned in order for us to proceed. As we await these zoning changes, we are developing an appropriate masterplan with architectural features. We have recently acquired a wooden schooner boat for the canal, which we intend to use for tourist transits starting this Easter. The canal is of significant historical interest and this is highlighted in our plans.

        2002 was a difficult year for our 750-acre banana plantation in the Ivory Coast. The banana market was weak for large parts of the year and we struggled to break even. Overall sentiment in the Ivory Coast is negative due to unrest following an attempted coup in September. There was significant fighting between government troops and rebels in the northern part of the country, but so far the effects have not been too adverse on the banana-growing area in the southern part of the country, and the fruit-exporting port of Abidjan.

        We had a good year on our table grape plantation in north-east Brazil. The volume of seedless grape output is increasing with each harvest, and there is a receptive market in the U.K. The seedless grape variety is Princess, which is well suited to the climate of the area and readily accepted by U.K. supermarkets. We continue to sell our seeded grapes in continental Europe.

        We have just acquired an additional 350 acres of land which abuts the grape plantation. We will prepare the land and plant an additional 200 acres of Princess seedless. It takes approximately three years from planting for the vines to reach fruition.

        Our publishing unit, The Illustrated London News Group, publishes 18 magazines and produces a variety of marketing material for Sea Containers, Orient-Express Hotels and external clients. The company's performance was relatively robust in 2002, especially given that the advertising market has gone through one of the worst downturns for decades. Where some subsidiaries of Sea Containers have reduced their publishing activity, this has been replaced with new business from third parties, with clients such as the British Tourist Authority, Eversheds (the European law firm) and Hebridean Cruises. Other projects in 2002 included a commemorative book on the Queen Mother, published in the U.K., U.S.A. and Canada with Pan Macmillan, drawing on our rich picture archive. In 2002, we established an in-house New Media Team to develop Sea Containers' online communication and service the web-related needs of the group and external clients. This team created 16 brand-new web sites and relaunched eight, bringing considerable savings in outcosts and an enhanced online presence.

        Fairways & Swinford, our Corporate travel management company, increased both sales and profit levels during the year. This result was a particularly good performance, bearing in mind downward trends in business travel, following September 11th and concerns over the Iraq war. Fairways & Swinford also went online in 2002, allowing clients to make airline, hotel and car hire bookings via the internet.

James A. Beveridge
Vice President

Analysis of division:

Finance

        The 2002 results showed a significant improvement over 2001 and EBITDA of $288.2 million for 2002 compared with $248.3 million for 2001 an improvement of $39.9 million. Excluding OEH the EBITDAwas $232.6 million which was $53.4 million above the 2001 figure of $179.2 million, which included a gain on the sale of two ports of $20 million.

        Orient-Express Hotels Ltd (OEH) was consolidated for first nine months of 2002 as the company only reduced its ownership below 50% in the fourth quarter and it owned 47% at December 31, 2002. Therefore, the OEH results for the nine months are included in both our statement of consolidated operations and our statement of consolidated cash flows for the year 2002. Our 2002 cash flow statement shows the cash generated by OEH for the nine months to September 30 as an outflow of cash in the financing activities section of the report, which amounts to $56.4 million. Sea Containers' cash flow from operations amounted to $162.2 million ($193.7 million less OEH $31.5 million), which, together with the proceeds from the sale of assets of $77.5 million (including proceeds from the sale of OEH shares of $68.7 million) and funds from the issuance of long-term debt of $116 million ($202.2 million less OEH $86.2 million), gave total cash flow of $355.7 million; $102.5 million ($209.2 million less OEH $106.7 million) was invested in capital additions, $138.7 million ($163.3 million less OEH $24.6 million) was repaid on long-term debt, $53.2 million ($41.8 million and OEH $11.4 million) was repaid on working capital facilities and redrawable loans, $5.4 million paid in dividends on common and preferred shares and $9.7 million paid to retire public debt, leaving a surplus after adjustment for foreign exchange and other items (surplus of $12.7 million ($13.4 million less OEH $0.7 million)) for the year of $58.9 million ($1 million and OEH $57.9 million). In addition to the cash on the balance sheet at December 31, 2002 of $218 million there were undrawn bank facilities of $39.2 million, giving cash availability of $257.2 million.

        The company acquired the 50% of Silja it did not own during the year at a cost of $74 million, of which $38 million was paid in the company's Class A shares based on a share price of $15.34 per share.

        The company has $159 million of senior public notes coming due on July 1, 2003 and has decided to sell assets which are expected to generate approximately $160 million of cash after repaying existing debt on the assets. Subordinated public debt in the sum of $99 million also comes due on December 1, 2004, and an exchange offer has been filed to allow holders of these debentures to convert into senior debt at the same coupon maturing in December 2009. Additionally, an exchange offer for the 2003 notes has also been filed to convert them into 13% debt maturing in July 2006. We are also working on a $158 million standby facility led by Citigroup to be used to pay the 2003 notes if the asset sales are delayed. These measures, together with existing cash availability, are expected to enable the 2003 and 2004 notes to be repaid.

        Our 50%-owned container company GESeaCo purchased $160 million of new containers in 2002 and raised $350 million of new container finance, including a $300 million 10-year securitized facility through Wachovia Corporation, of which $167 million was used to repay an existing bank facility. GESeaCo has containers with a book value of $494 million at December 31, 2002 and debt of $368 million which is not guaranteed by the parent companies.

        Under the terms of the company's loan facilities, the most restrictive covenants are the leverage and interest coverage tests. At December 31, 2002, we had the ability to borrow under these covenants a further $500 million. It is anticipated that planned capital expenditure of about $40 million in 2003 will be covered by a combination of bank debt, cash flow and existing liquidity.

        At December 31, 2002 the company had total debt of almost $1.8 billion (cash availability was $257 million) of which $521 million relates to public debt, leaving nearly $1.3 billion of bank debt of which $650 million is in euros with the balance primarily in dollars.

        The company was in compliance with the covenants in its major bank agreements and bond indentures at December 31, 2002, and believes it will continue to be in 2003.

        The company's tax charge in 2002, excluding OEH, was $2.7 million and largely relates to our passenger transport division profits, which are mainly taxable in the U.K. and Finland—both high-tax jurisdictions. Available tax shelter, which has kept taxes to a minimum, is diminishing so that the tax charge is likely to increase in future years.

        Our Information Services department is currently upgrading our container computer systems to keep them at the forefront of the container leasing industry.

        Our UK pension plans are in deficit for the first time due to the downturn in equity markets worldwide and an amount of $34.7 million, calculated under SFAS87, has been charged to other comprehensive income at December 31, 2002.

Daniel J. O'Sullivan
Senior Vice President

        This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects of the Iraqi war or terrorist activity and any military or police response on the transport, leasing and leisure markets in which the company operates, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable fuel prices, variable container prices and lease and utilization rates, potentially unstable relations with labor unions, uncertainty of negotiating and completing proposed purchase, sale or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms, uncertainty of acceptance of proposed public debt exchange offers, global, regional and industry economic conditions, shifting patterns and levels of world trade and tourism, realization of bookings and reservations as actual revenue, seasonality and adverse weather conditions, changes in ferry service and ship deployment plans, inability of Network Rail to restore, improve and maintain the U.K. rail infrastructure and uncertainty of claims against Network Rail and insurers, and legislative, regulatory and political developments including the uncertainty of extending the GNER rail franchise beyond 2005. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

QuickLinks

  Exhibit 99
  Financial highlights
  President's letter to shareholders
  Passenger and Freight Transport
  Containers
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  Finance